EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
(dollars in thousands)	2011	2012	2013	2014	2015	2015	2016
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117	$164,921	$167,569
Fixed charges	290,240	359,947	460,918	485,762	498,253	123,348	136,596
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)	(2,387)	(3,037)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586	119	(599)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)	(2,271)	(153)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487	$283,730	$300,376

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169	$121,080	$132,960
Capitalized interest	13,164	9,777	6,700	7,150	8,670	2,387	3,037
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)	(119)	599
Fixed charges	$290,240	$359,947	$460,918	$485,762	$498,253	$123,348	$136,596

Consolidated ratio of earnings to fixed charges	1.41	1.53	1.23	1.78	2.25	2.30	2.20

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$112,203	$185,912	$102,245	$384,213	$636,117	$164,921	$167,569
Fixed charges	290,240	359,947	460,918	485,762	498,253	123,348	136,596
Capitalized interest	(13,164)	(9,777)	(6,700)	(7,150)	(8,670)	(2,387)	(3,037)
Amortized premiums, discounts and capitalized expenses related to indebtedness	13,905	11,395	4,142	2,427	2,586	119	(599)
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	4,894	2,415	6,770	(147)	(4,799)	(2,271)	(153)
Earnings	$408,078	$549,892	$567,375	$865,105	$1,123,487	$283,730	$300,376

Fixed charges:
Interest expense(1)	$290,981	$361,565	$458,360	$481,039	$492,169	$121,080	$132,960
Capitalized interest	13,164	9,777	6,700	7,150	8,670	2,387	3,037
Amortized premiums, discounts and capitalized expenses related to indebtedness	(13,905)	(11,395)	(4,142)	(2,427)	(2,586)	(119)	599
Fixed charges	290,240	359,947	460,918	485,762	498,253	123,348	136,596
Preferred stock dividends	60,502	69,129	66,336	65,408	65,406	16,352	16,352
Combined fixed charges and preferred stock dividends	$350,742	$429,076	$527,254	$551,170	$563,659	$139,700	$152,948

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.16	1.28	1.08	1.57	1.99	2.03	1.96

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.